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                                                                    EXHIBIT 4.32

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                             THE CERPLEX GROUP, INC.


                      -------------------------------------

                            FIRST AMENDMENT AGREEMENT

                      -------------------------------------


                           DATED AS OF AUGUST 20, 1997




                                   $17,250,000
                 SENIOR SUBORDINATED NOTES DUE NOVEMBER 19, 2001

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                            FIRST AMENDMENT AGREEMENT


         FIRST AMENDMENT AGREEMENT (this "AGREEMENT"), dated as of August 20, 1997, by and among THE CERPLEX GROUP, INC., a Delaware corporation (together with its successors and assigns, the "COMPANY"), THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY and NORTH ATLANTIC SMALLER COMPANIES INVESTMENT TRUST PLC (collectively, the "NOTEHOLDERS").

                                    RECITALS:

         A. The Company has entered into those certain separate Amended and Restated Note Purchase Agreements, each dated as of April 9, 1997 (collectively, as in effect prior to the effectiveness of this Agreement, the "EXISTING NOTE PURCHASE AGREEMENT" and, as amended by this Agreement, the "AMENDED NOTE PURCHASE AGREEMENT") with each of the Noteholders.

         B. The Existing Note Purchase Agreement amended and restated those certain separate Note Purchase Agreements, each dated as of November 19, 1993, with each of the Noteholders, as amended, pursuant to which the Company originally issued and sold to the Noteholders an aggregate principal amount of $17,250,000 of the Company's Series A 9.00% Senior Subordinated Notes Due November 19, 2001 (the "SERIES A NOTES") and an aggregate principal amount of $5,750,000 of the Company's Series B 9.00% Senior Subordinated Notes Due November 19, 2001 (the "SERIES B NOTES").

         C. Pursuant to the terms of the Existing Note Purchase Agreement, the Series A Notes were amended and restated (as in effect prior to the effectiveness of this Agreement, the "EXISTING NOTES" and, as amended and restated by this Agreement, the "NOTES"). The Company has prepaid the Series B Notes and the Series B Notes are no longer issued and outstanding.

         D. The Noteholders are the current holders of one hundred percent (100%) of the Existing Notes outstanding as of the Effective Date.

         E. The Company has requested that certain of the provisions in the Existing Note Purchase Agreement and the Existing Notes be amended, as more particularly provided herein.

         F. The Noteholders are agreeable, subject to the terms and conditions set forth below, to modifying the Existing Note Purchase Agreement and the Existing Notes as hereinafter set forth, and in connection therewith, each of the Company and the Noteholders has agreed to amend the Existing Note Purchase Agreement and the Existing Notes as set forth herein.

                                   AGREEMENT:

         NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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         SECTION 1. DEFINED TERMS.

         The terms used herein and not defined herein shall have the meanings assigned to such terms in the Existing Note Purchase Agreement. As used in this Agreement, the following terms have the respective meanings specified below:

         "AGREEMENT, THIS" -- means this First Amendment Agreement, as it may be amended from time to time.

         "AMENDED FINANCING DOCUMENTS" -- means the collective reference to the Amended Note Purchase Agreement, the Notes, the Amended Registration Rights Agreement, the Amended Observation Rights Agreement, the Amended 1993 Warrant Agreement and the Amended 1996 Warrant Agreement.

         "AMENDED NOTE PURCHASE AGREEMENT" -- Recital A.

         "AMENDED REGISTRATION RIGHTS AGREEMENT" -- Section 6.4.

         "AMENDED OBSERVATION RIGHTS AGREEMENT" -- Section 6.4.

         "AMENDED 1996 WARRANT AGREEMENT" -- Section 6.4.

         "AMENDED 1993 WARRANT AGREEMENT" -- Section 6.4.

         "COMPANY" -- the introductory sentence.

         "EFFECTIVE DATE" -- Section 6.

         "EXISTING NOTE PURCHASE AGREEMENT" -- Recital A.

         "EXISTING NOTES" -- Recital C.

         "EXISTING OUTSTANDING PRINCIPAL" -- Section 3.

         "INITIAL CAPITALIZED INTEREST AMOUNT" -- Section 3.

         "1997 EQUITY AMENDMENTS" -- means the collective reference to the Sixth Amendment to Registration Rights Agreement, the Second Amendment to Observation Rights Agreement, the Third Amendment to 1993 Warrant Agreement and the Third Amendment to 1996 Warrant Agreement.

         "1997 FINANCING DOCUMENTS" -- means the collective reference to this Agreement, the 1997 Warrant Documents and the 1997 Equity Amendments.

         "1997 WARRANT DOCUMENTS" -- means the collective reference to the 1997 Warrant Agreement and the 1997 Warrants.

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         "1997 WARRANT AGREEMENT" -- Section 6.3.

         "1997 WARRANTS" -- Section 6.3.

         "1996 WARRANT AGREEMENT" -- means the Warrant Agreement dated as of April 15, 1996, among the Company and the Noteholders, as amended, and as such agreement may be further amended, supplemented or restated from time to time.

         "1993 WARRANT AGREEMENT" -- means the Warrant Agreement dated as of November 19, 1993, among the Company and the Noteholders, as amended, and as such agreement may be further amended, supplemented or restated from time to time.

         "NOTEHOLDERS" -- the introductory sentence.

         "NOTES" -- Recital C.

         "OBSERVATION RIGHTS AGREEMENT" -- means the Observation Rights Agreement dated as of November 19, 1993, among the Company, The Northwestern Mutual Life Insurance Company and John Hancock Mutual Life Insurance Company, as amended, and as such agreement may be further amended, supplemented or restated from time to time.

         "REGISTRATION RIGHTS AGREEMENT" -- means the Registration Rights Agreement dated November 19, 1993, among the Company, the Noteholders, and the investors and security holders of the Company set forth on the signature pages thereto, as amended, and as such agreement may be further amended, supplemented or restated from time to time.

         "SECOND AMENDMENT TO OBSERVATION RIGHTS AGREEMENT" -- Section 6.4.

         "SERIES A NOTES" -- Recital B.

         "SERIES B NOTES" -- Recital B.

         "SIXTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT" -- Section 6.4.

         "SOP" -- means the Company's 1990 Stock Option Plan (as amended from time to time).

         "THIRD AMENDMENT TO 1996 WARRANT AGREEMENT" -- Section 6.4.

         "THIRD AMENDMENT TO 1993 WARRANT AGREEMENT" -- Section 6.4.

         "TOTAL OUTSTANDING PRINCIPAL" -- Section 3.

         SECTION 2. AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT AND EXISTING NOTES; AFFIRMATION.


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         2.1 AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT.

         The Company and, subject to the satisfaction of the conditions set forth in Section 6, each of the Noteholders, each hereby consents and agrees to the amendments to the Existing Note Purchase Agreement set forth in Exhibit A to this Agreement. Each such amendment is incorporated herein by reference as if set forth verbatim in this Agreement.

         2.2 AMENDMENT AND RESTATEMENT OF EXISTING NOTES.

         The Company and, subject to the satisfaction of the conditions set forth in Section 6, each of the Noteholders, each hereby consents and agrees to the amendment and restatement of the form of the Existing Notes in its entirety in the form attached as Attachment 1 to Exhibit A to this Agreement. On the Effective Date, each of the terms of each outstanding Existing Note shall be deemed to be amended in accordance with such form, without any further action on the part of the Company or any holder of any Existing Note. Upon surrender of any outstanding Existing Note, the Company shall deliver to the registered holder thereof a new Note in the form attached as Attachment 1 to Exhibit A to this Agreement, in the principal amount of such Existing Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the related Existing Note or dated the date of the related Existing
Note if no interest shall have been paid thereon.

         2.3 AFFIRMATION OF OBLIGATIONS.

         The Company hereby acknowledges and affirms all of its obligations under the terms of the Existing Note Purchase Agreement and the Existing Notes, as amended hereby.

         SECTION 3. ADDITIONAL PRINCIPAL AMOUNT.

         On the August 19, 1997 interest payment date in respect of the Existing Notes, so long as the principal amount of the Existing Notes shall not have become due and payable at such time and no Default or Event of Default shall then exist, the Company may satisfy its obligation to pay interest on each Existing Note by adding an additional principal amount (the "INITIAL CAPITALIZED INTEREST AMOUNT") to the then outstanding principal amount (the "EXISTING OUTSTANDING PRINCIPAL") of such Existing Note, which additional principal amount shall be equal to the aggregate amount of the interest payment in respect of such Existing Note that is due on such interest payment date in accordance with the provisions of Section 4.1 of the Existing Note Purchase Agreement (the Initial Capitalized Interest Amount of each Note, together with the Existing Outstanding Principal of such Note, is herein referred to as the "TOTAL OUTSTANDING PRINCIPAL" of such Note). Schedule 3 hereto sets forth the Existing Outstanding Principal, Initial Capitalized Interest Amount and Total Outstanding Principal for each Existing Note outstanding on the Effective Date.

         SECTION 4. WARRANTIES AND REPRESENTATIONS.

         To induce the Noteholders to enter into this Agreement, the Company warrants and represents to the Noteholders that as of the Effective Date:


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         4.1  CORPORATE ORGANIZATION AND AUTHORITY.

         The Company:

                  (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

                  (b) has all legal and corporate power and authority to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted;

                  (c) has all licenses, certificates, permits, franchises and other governmental authorizations necessary to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates and permits, either individually or in the aggregate, would not have, and could not reasonably be expected to have, a Material Adverse Effect; and

                  (d) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation in each state except where the failure to be so qualified or licensed and authorized and in good standing, either individually or in the aggregate, would not have, and could not reasonably be expected to have, a Material Adverse Effect.

         4.2  COMPLIANCE WITH LAW.

         The Company:

                  (a) is not in violation of any law, ordinance, governmental rule or regulation to which it is subject; and

                  (b) has not failed to obtain any license, certificate, permit, franchise or other governmental authorization necessary to the ownership of its Property or to the conduct of its business;

which violation or failure to obtain, either individually or in the aggregate, would have, or could reasonably be expected to have, a Material Adverse Effect.

         4.3  LEGAL AND AUTHORIZED; OBLIGATIONS ARE ENFORCEABLE.

                  (A) AUTHORIZATION. The execution and delivery by the Company of the 1997 Financing Documents and the performance by the Company of its obligations thereunder and under the Amended Financing Documents are within the corporate powers of the Company and do not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company under the provisions of, any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it or any of its Property may be bound.

                  (B) OBLIGATIONS ARE LEGAL AND ENFORCEABLE. The execution and delivery by the Company of the 1997 Financing Documents have been duly authorized by all necessary action on the part of the Company, and the 1997 Financing Documents have been executed and delivered by one or more duly authorized officers of the Company. The 1997 Financing Documents and the Amended Financing Documents constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that the enforceability thereof may be:

                           (i) limited by applicable bankruptcy, reorganization,
                  arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally;

                           (ii) subject to the availability of equitable
                  remedies; and

                           (iii) with respect to indemnity and contribution,
                  limited by state or federal laws relating to Securities or by the public policy underlying such laws.

         4.4  PENDING LITIGATION.

         Except as set forth in Schedule 4.4, there are no proceedings, actions or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company in any court or before any Governmental Authority or arbitration board or tribunal that, either individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any court, Governmental Authority or arbitration board or tribunal that, either individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect.

         Except as previously disclosed to the Noteholders, the Company has not received any notice of termination of any material contract, lease or other agreement or suffered any material damage, destruction or loss (whether or not covered by insurance) or had any employee strike, work-stoppage, slowdown or lock-out or any substantial, non-frivolous threat directed to it of any imminent strike, work-stoppage, slowdown or lock-out.

         4.5  GOVERNMENTAL CONSENT.

         Neither the nature of the Company, nor of any of its businesses or Properties, nor any relationship between the Company and any other Person, nor any circumstance in connection herewith or in connection with the execution and delivery of the 1997 Financing Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company as a condition to the execution and delivery thereof.

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         4.6  NO DEFAULTS.

                  (A) NO DEFAULTS. After giving effect to this Agreement, no Defaults or Events of Default shall exist.

                  (B) NO DEFAULTS IN CONNECTION WITH 1997 FINANCING DOCUMENTS. No event has occurred and no condition exists that, upon the execution, delivery and effectiveness of the 1997 Financing Documents, would constitute a Default or an Event of Default.

                  (C) CHARTER INSTRUMENT, OTHER AGREEMENTS. The Company is not in violation in any respect of any term of any charter instrument or bylaw. Except as set forth in Schedule 4.6, the Company is not in violation in any material respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound, which would have, or could reasonably be expected to have, a Material Adverse Effect.

         4.7  CAPITAL STOCK; OWNERSHIP.

         As of the Effective Date and after giving effect to the issuance of the 1997 Warrants and the other transactions contemplated to occur simultaneously therewith:

                  (a) the authorized capital stock of the Company, the issued and outstanding capital stock of the Company, and the reservation of shares of capital stock of the Company are set forth in Part A of
         Schedule 4.7;

                  (b) all outstanding shares of the Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive rights; all such shares reserved for issuance upon exercise or conversion of other Securities have been duly authorized and, upon such exercise or conversion, will be validly issued and fully paid, nonassessable and not subject to any preemptive rights; the issuance and sale of all of such shares have been in full compliance with the registration requirements of all applicable federal and state securities laws;

                  (c) other than as set forth in Part A of Schedule 4.7, the Company does not have outstanding any subscriptions, warrants, options, rights or convertible Securities with respect to any of its Common Stock, nor has the Company authorized or entered into any agreements or commitments to issue any such warrants, options, rights or convertible Securities, except agreements and commitments related to the warrants, options, rights and convertible Securities set forth in Part A of
         Schedule 4.7; and

                  (d) except as set forth in Part B of Schedule 4.7, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Common Stock or Preferred Stock or any warrant, option, right or convertible Security in respect of its Common Stock or Preferred Stock.

         4.8  PRIVATE OFFERING; COMPLIANCE WITH SECURITIES LAWS.

         Neither the Company nor any other Person has offered any of the 1997 Warrants for sale or other issuance to, or solicited offers to buy or acquire any thereof from, or otherwise approached or negotiated with respect thereto with, any Person, other than the Noteholders. Except as provided in the Amended Registration Rights Agreement in connection with shares of Common Stock issuable upon the exercise of the 1997 Warrants, the Company has not taken, nor will it take (other than as expressly provided for in the Amended Financing Documents), any action that would subject the issuance of any of the 1997 Warrants to the provisions of section 5 of the Securities Act or to the registration or qualification provisions of any securities or "blue sky" law of any applicable jurisdiction.

         SECTION 5.  COVENANTS OF THE COMPANY.

         5.1  ADDITIONAL INFORMATION.

         To induce the Noteholders to enter into this Agreement, the Company agrees that in addition to the information required to be delivered by the Company to the Noteholders pursuant to Section 7.1 of the Amended Note Purchase Agreement, the Company will provide to each Noteholder such financial monitoring reports as the Noteholders shall request. Such reports shall be delivered via telecopy or to the address of each Noteholder, with copies to Hebb & Gitlin. Upon request by the Noteholders, the Company shall participate in monthly meetings with the Noteholders, either by conference call or in person (at the discretion of the Noteholders), to discuss the financial performance of the Company and such other matters as the Noteholders shall request.

         5.2  RESERVE ACCOUNT FOR COUNSEL.

         The Company agrees to pay to Hebb & Gitlin, special counsel to the Noteholders, on or prior to August 22, 1997, a fee reserve in the amount of $50,000 on account of amounts to be charged by Hebb & Gitlin with respect to its representation of the Noteholders. Such reserve will be the property of the Noteholders and Hebb & Gitlin will hold such reserve on behalf of the Noteholders in its clients' funds account. Hebb & Gitlin expects to bill the Company without applying its charges against the reserve in order to maintain the reserve in case it is needed for subsequent billings. However, at the direction of the Noteholders or if the Company is not in compliance with its obligation to pay amounts charged by Hebb & Gitlin, Hebb & Gitlin may at any time apply the reserve against its fees and expenses (whether or not yet billed, provided that Hebb & Gitlin shall promptly deliver a statement that reconciles any application of the reserve against actual fees and expenses). Any part of the reserve so applied will, at the direction of the Noteholders, be promptly replenished by the Company so that at all times the amount of the reserve will remain at $50,000. Any portion of the reserve which Hebb & Gitlin does not apply against its fees and expenses will be applied or paid, subject to the provisions of Section 10 of the Amended Note Purchase Agreement, either to the reduction of indebtedness of the Company to the Noteholders or to the Company, as directed by the Noteholders.

         SECTION 6.  CONDITIONS.

         The amendments described in Section 2 shall become effective on the date (the "EFFECTIVE DATE") upon which all of the following conditions have been satisfied:

         6.1  EXECUTION AND DELIVERY OF THIS AGREEMENT.

         The Company and the Noteholders shall have executed and delivered counterparts of this Agreement.

         6.2  AMENDMENT OF SENIOR CREDIT DOCUMENTS.

         The Company shall have delivered to each Noteholder copies of the Sixth Amendment to Credit Agreement and Consent and the warrant agreement entered into among the Company and the holders of Senior Debt, in form and substance satisfactory to the Noteholders in their sole discretion, together with a certification by a Senior Officer of the Company stating that such copies are true and correct copies.

         6.3  WARRANT AGREEMENT; WARRANTS.

         The Company and each of the Noteholders shall have executed and delivered a warrant agreement (as may be amended from time to time, the "1997 WARRANT AGREEMENT"), in form and substance satisfactory to the Noteholders, and each of the Noteholders shall have received a fully executed counterpart thereof. The Company shall have issued warrants (the "1997 WARRANTS") in accordance with the terms of the 1997 Warrant Agreement to each of the Noteholders in the respective amounts indicated below each Noteholder's name in Annex 1 thereto.

         6.4  AMENDMENTS TO EQUITY DOCUMENTS.

         The Company and each of the Noteholders shall have executed and delivered:

                  (a) an amendment to the Registration Rights Agreement (the "SIXTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT" and, the Registration Rights Agreement, as amended by the Sixth Amendment to Registration Rights Agreement, the "AMENDED REGISTRATION RIGHTS AGREEMENT"),

                  (b) an amendment to the 1993 Warrant Agreement (the "THIRD AMENDMENT TO 1993 WARRANT AGREEMENT" and, the 1993 Warrant Agreement, as amended by the Third Amendment to 1993 Warrant Agreement, the "AMENDED 1993 WARRANT AGREEMENT"),

                  (c) an amendment to the 1996 Warrant Agreement (the "THIRD AMENDMENT TO 1996 WARRANT AGREEMENT" and, the 1996 Warrant Agreement, as amended by the Third Amendment to 1996 Warrant Agreement, the "AMENDED 1996 WARRANT AGREEMENT") and

                  (d) an amendment to the Observation Rights Agreement (the "SECOND AMENDMENT TO OBSERVATION RIGHTS AGREEMENT" and, the Observation Rights Agreement, as amended by the Second Amendment to Observation Rights Agreement, the "AMENDED OBSERVATION RIGHTS AGREEMENT"),

and each of the Noteholders shall have received a fully executed counterpart of each such agreement.

         6.5  RESERVATION OF COMMON STOCK.

         The shares of Common Stock (as such term is defined in the 1997 Warrant Agreement) issuable upon exercise of the 1997 Warrants shall have been duly authorized and reserved for issuance upon such exercise.

         6.6  PRIVATE PLACEMENT NUMBER.

         There shall have been obtained a private placement number for the 1997 Warrants from the CUSIP Service Bureau of Standard & Poor's (a division of McGraw Hill, Inc.) and each Noteholder shall have been informed of such private placement number.

         6.7  NO DEFAULT; REPRESENTATIONS AND WARRANTIES TRUE.

         After giving effect to Section 2 hereof, no Default or Event of Default under the Amended Note Purchase Agreement shall exist, the warranties and representations set forth in Section 4 hereof shall be true and correct on the Effective Date, and the Noteholders shall have received a certificate, dated as of the Effective Date and signed by a Senior Officer, certifying to such matters, and certifying that all of the conditions specified in this Section 6 have been satisfied.

         6.8  AUTHORIZATION OF TRANSACTIONS.

         The Company shall have authorized, by all necessary corporate action, its execution, delivery and performance of the 1997 Financing Documents and the consummation of all transactions contemplated by the 1997 Financing Documents and evidence of the same shall have been delivered to the Noteholders. The Noteholders shall have received a certificate, dated as of the Effective Date and signed by the Secretary or the Assistant Secretary of the Company, certifying to the resolutions in respect of such authorization and to such other matters as the Noteholders shall reasonably request.

         6.9  OPINIONS OF COUNSEL.

         The Noteholders shall have received from each of (a) Brobeck, Phleger & Harrison, counsel to the Company, and (b) Hebb & Gitlin, a legal opinion substantially in the form set forth in Exhibit B1 and Exhibit B2, respectively, and as to such other matters as the Noteholders may reasonably request.

         6.10  EXPENSES.

         The Company shall have paid all costs and expenses to the Noteholders relating to the 1997 Financing Documents in accordance with Section 7.6 (including, without limitation, any attorney's fees and disbursements).

         6.11  PROCEEDINGS SATISFACTORY.

         All proceedings taken in connection with the 1997 Financing Documents shall be satisfactory to the Noteholders and their special counsel. The Noteholders and their special counsel shall have received copies of such documents and papers as they may reasonably request in connection therewith, in form and substance satisfactory to them.

         SECTION 7.  MISCELLANEOUS.

         7.1  GOVERNING LAW.

         THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, INTERNAL NEW YORK LAW.

         7.2  DUPLICATE ORIGINALS.

         Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original.

         7.3  EFFECT OF THIS AGREEMENT.

         Except as specifically provided in this Agreement, no terms or provisions of the Existing Note Purchase Agreement or the Existing Notes have been modified or changed by this Agreement and the terms and provisions of the Existing Note Purchase Agreement and the Existing Notes, as amended hereby, shall continue in full force and effect. This Agreement and the amendments contained herein shall have and be in effect on and after the Effective Date.

         7.4  WAIVERS AND AMENDMENTS OF THIS AGREEMENT.

         Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         7.5  SECTION HEADINGS.

         The titles of the sections hereof appear as a matter of convenience only, do not constitute a part of this Agreement and shall not affect the construction hereof.

         7.6  COSTS AND EXPENSES.

         On the Effective Date, the Company shall pay (a) all costs and expenses of the Noteholders related hereto and to the other 1997 Financing Documents, including, but not limited to, the statement for fees and disbursements of the Noteholders' special counsel presented to the Company on the Effective Date for matters in connection with the 1997 Financing Documents and (b) all statements for fees and disbursements of the Noteholders' special counsel delivered to the Company prior to the Effective Date. The Company will also pay upon receipt of any statement thereof, each additional statement for fees and disbursements of the Noteholders' special counsel rendered after the Effective Date in connection with the 1997 Financing Documents. The obligations of the Company under this
Section 7.6 shall survive the payment or prepayment of the Notes and the termination of the Amended Note Purchase Agreement.

         7.7  SURVIVAL.

         All warranties, representations, certifications and covenants made by the Company hereunder and in the other 1997 Financing Documents or in any certificate or other instrument delivered pursuant hereto or thereto shall be considered to have been relied upon by the Noteholders and shall survive the execution of this Agreement and the other 1997 Financing Documents, regardless of any investigation made by or on behalf of the Noteholders. All statements in any such certificate or other instrument shall constitute warranties and representations of the Company hereunder.

      [REMAINDER OF PAGE INTENTIONALLY BLANK. NEXT PAGE IS SIGNATURE PAGE.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by a duly authorized officer or agent thereof, as the case may be, as of the date first above written.


                                            THE CERPLEX GROUP, INC.



                                            By
                                                ------------------------------
                                                Name:
                                                Title:


                                            THE NORTHWESTERN MUTUAL LIFE
                                            INSURANCE COMPANY



                                            By
                                                ------------------------------
                                                Name:
                                                Title:


                                            JOHN HANCOCK MUTUAL LIFE
                                            INSURANCE COMPANY



                                            By
                                                ------------------------------
                                                Name:
                                                Title:


                                            NORTH ATLANTIC SMALLER COMPANIES
                                            INVESTMENT TRUST PLC



                                            By
                                               -------------------------------
                                               Name:
                                               Title:






[Signature page to the FIRST AMENDMENT AGREEMENT among The Cerplex Group, Inc. and the Noteholders listed therein.]

CONSENT:

The undersigned, the holder of all outstanding Senior Debt, consents to the terms of this Agreement.

CITIBANK, N.A.



By
   -------------------------------
   Name:
   Title:


































[Consent page to the FIRST AMENDMENT AGREEMENT among The Cerplex Group, Inc. and the Noteholders listed therein.]

                                                                   EXHIBIT A


                 AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT


         1. AMENDMENT TO SECTION 4.1. Section 4.1 of the Existing Note Purchase Agreement is hereby amended and restated to read, in its entirety, as follows:

            4.1  INTEREST.

                  (A) INTEREST ON NOTES. Interest shall accrue on the unpaid principal balance of the Notes on the basis of a 360-day year of twelve 30-day months as follows:

                           (i) for the period from and including February 19,
                  1997 through and including August 18, 1997, at the rate of nine and fifty one-hundredths percent (9.50%) per annum; and

                           (ii) at all times on and after August 19, 1997, at
                  the rate of fifteen percent (15%) per annum,

         and shall be payable, in arrears, (x) semi-annually on August 19, 1997 and February 19, 1998 and (y) monthly on the nineteenth (19th) day of each month thereafter commencing March 19, 1998, until the principal amount of the Notes in respect of which such interest shall have accrued shall become due and payable, and interest shall accrue on any overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate (the "DEFAULT RATE") equal to the lesser of

                             (A) the highest rate allowed by applicable law, and

                             (B) (1) for the period from and including February
                      19, 1997 through and including August 18, 1997, the greater of (x) thirteen and fifty one-hundredths percent (13.50%) per annum or (y) the Chase Manhattan Prime
                      Rate, from time to time in effect; and

                                 (2) at all times on and after August 19, 1997,
                      the greater of (x) seventeen percent (17)% per annum or
                      (y) the Chase Manhattan Prime Rate, from time to time in effect.

                  (B)  CAPITALIZED INTEREST AMOUNTS.

                           (i) On the August 19, 1997 interest payment date in
                  respect of the Notes, so long as the principal amount of the Notes shall not have become due and payable at such time and no Default or Event of Default

                                   Exhibit A-1
                  shall then exist, the Company may satisfy its obligation to pay interest on each Note by adding an additional principal amount (the "INITIAL CAPITALIZED INTEREST AMOUNT") to the then outstanding principal amount of such Note (such Initial Capitalized Interest Amount, together with such outstanding principal amount, herein referred to as the "BASE PRINCIPAL AMOUNT"), which additional principal amount shall be equal to the aggregate amount of the interest payment in respect of such Note that is due on such interest payment date.

                           (ii) On any interest payment date commencing with the
                  February 19, 1998 interest payment date, so long as the principal amount of the Notes shall not have become due and payable at such time and no Default or Event of Default shall then exist, the Company may satisfy its obligation to pay interest on each Note by:

                                    (A) paying, in cash, an amount equal to not
                           less than the amount of interest which would have accrued on such Note for the semi-annual or monthly period, as the case may be, ended on such interest payment date, calculated in accordance with Section 4.1(a) but at the rate of nine and fifty one-hundredths percent (9.50%) per annum; and

                                    (B) adding an additional principal amount
                           (an "ADDITIONAL CAPITALIZED INTEREST AMOUNT") to the then outstanding principal amount of such Note equal to the difference between:

                                             (1) the aggregate amount of the
                                    interest payment in respect of such Note that is due on such interest payment date in accordance with the provisions of Section 4.1(a); minus

                                             (2) the portion of the amount of
                                    such interest paid in cash pursuant to
                                    Section 4.1(b)(ii)(A).

         Interest at the rate specified in Section 4.1(a)(ii) shall begin to accrue on such Initial Capitalized Interest Amount or Additional Capitalized Interest Amount, as the case may be, from and including the interest payment date on which such Initial Capitalized Interest Amount or Additional Capitalized Interest Amount is added to the principal amount of the related Note. In the event that a Default or Event of Default shall have occurred and shall be continuing on any interest payment date, the Company shall pay the entire amount of interest due in respect of all Notes on such interest payment date in cash.

                  (C) EXERCISE OF ELECTION TO ADD ADDITIONAL CAPITALIZED INTEREST AMOUNTS. In the event that the Company elects to make any portion of any interest payment in respect of the Notes by adding to the principal thereof Additional Capitalized Interest Amounts pursuant to Section 4.2(b)(ii)(B), the Company shall exercise such election by:

                                   Exhibit A-2

                           (i) giving each holder of a Note for which the
                  interest payment thereon is to be satisfied in part by the addition to the principal thereof of an Additional Capitalized Interest Amount, written notice of such election not less than three (3) Business Days prior to the relevant interest payment date;

                           (ii) setting forth in such notice the Additional
                  Capitalized Interest Amount in respect of such Note; and

                           (iii) delivering to such holder on or prior to such
                  relevant interest payment date the portion of such interest payment that is to be paid in cash, pursuant to the terms of the Notes.

         Each addition of the Initial Capitalized Interest Amount or an Additional Capitalized Interest Amount, as the case may be, to the principal amount of a Note shall be recorded by the holder of such Note in its manual or data processing records, and/or on Schedule A annexed to such Note. In the absence of manifest error, such records and Schedule shall be conclusive as to the outstanding principal amount of such Note, provided that the failure to make any such record entry with respect to the Initial Capitalized Interest Amount or any Additional Capitalized Interest Amount shall not limit or otherwise affect the obligations of the Company under such Note.

                  (D) INTEREST ACCRUAL DURING BLOCKAGE PERIODS. At all times during any postponement of payments on or in respect of the Subordinated Debt pursuant to Section 10, the unpaid principal balance of the Notes and any overdue installment of interest shall bear interest at the Default Rate. Immediately upon the termination of such postponement, the Company shall

                           (i) pay, in cash, an amount equal to not less than
                  the amount of interest that accrued on such Note during such postponement, calculated in accordance with Section 4.1(a) but at the rate of nine and fifty one-hundredths percent (9.50%) per annum; and

                           (ii) add an additional principal amount to the then
                  outstanding principal amount of each Note equal to the difference between:

                                    (A) the aggregate amount of the interest
                           payment in respect of such Note that is due upon the termination of such postponement, calculated in accordance with Section 4.1(a) but at the Default Rate; minus

                                    (B) the portion of the amount of such
                           interest paid in cash pursuant to Section 4.1(d)(i).

                  (E) PREPAYMENT OF BASE PRINCIPAL AMOUNT. The Company may, on or prior to August 19, 1998, prepay, in cash, the Base Principal Amount of all outstanding Notes, together with all accrued and unpaid interest thereon at the

                                   Exhibit A-3
         rate of nine and fifty one-hundredths percent (9.50%) per annum and all other amounts due and payable hereunder and under the Notes, other than the aggregate amount of all Additional Capitalized Interest Amounts, and such payment shall be deemed to satisfy all of the Company's obligations in respect of the Notes (including, without limitation, in respect of all Additional Capitalized Interest Amounts).

         2. AMENDMENT TO SECTION 4.2. Section 4.2 of the Existing Note Purchase Agreement is hereby amended by adding the following as the final paragraph thereof:

                  If the sum of (x) the aggregate principal amount of Revolving Loans (as such term is defined in the Wells Fargo Credit Agreement) then outstanding plus (y) the aggregate principal amount of Revolving Loans then available to the Company pursuant to the Wells Fargo Credit Agreement, equals:

                  (i) on August 20, 1997 and August 21, 1997, less than $4,886,984;

                  (ii) at any time from August 22, 1997 through August 31, 1997, inclusive, less than $4,386,984; and

                  (iii) at any time on and after September 1, 1997, less than $4,886,984;

         (any such event being a "REVOLVING LOAN REDUCTION"), then the Company shall immediately give notice of such Revolving Loan Reduction to each holder of Notes. On the date that a Revolving Loan Reduction first occurs, the Initial Capitalized Interest Amount in respect of each Note shall be immediately due and payable, with accrued interest thereon at the Default Rate, for the period of August 19, 1997 to the date of such Revolving Loan Reduction, as determined in accordance with Section 4.1(a) of this Agreement. The Company shall pay such Initial Capitalized Interest Amount and interest thereon as aforesaid to each Noteholder as set forth in Annex 1 to this Agreement and, upon such payment, the outstanding principal amount of each Note shall be the outstanding principal amount of such Note prior to the addition of the Initial Capitalized Interest Amount thereto.

         3. AMENDMENT TO SECTION 6.18. Section 6.18 of the Existing Note Purchase Agreement is hereby amended and restated to read, in its entirety, as follows:

            6.18 MINIMUM PROFITABILITY.

                  The Company shall not permit Consolidated Net Income (excluding any gain on the sale of Peripheral Computer Support, Inc.) for the fiscal quarters of the Company ending on the dates set forth in the table below to be less than the amounts set forth opposite such dates.


                                   Exhibit A-4

================================================================================
Fiscal Quarter Ending                           Consolidated Net Income
--------------------------------------------------------------------------------
June 30, 1997                                         $(16,609,000)
--------------------------------------------------------------------------------
September 30, 1997                                    $  1,458,000)
--------------------------------------------------------------------------------
December 31, 1997                                     $   (838,000)
--------------------------------------------------------------------------------
March 31, 1998                                        $   (391,000)
--------------------------------------------------------------------------------
June 30, 1998 and thereafter                          $  5,000,000
================================================================================



         4. AMENDMENT TO SECTION 6.19. Section 6.19 of the Existing Note Purchase Agreement is hereby amended and restated to read, in its entirety, as follows:


         6.19 MINIMUM RATIO OF ACCOUNTS RECEIVABLE TO LOANS.

         The Company shall not permit the ratio of

                  (a)   the sum of

                        (i) Consolidated Accounts Receivable as of the last day
                  of the fiscal quarters of the Company set forth in the table below plus

                       (ii) Consolidated Inventory as of such day

to

                  (b) the aggregate amount of all outstanding Wells Fargo Credit Agreement Debt as of such day to be less than the applicable ratio set forth in the following table:

================================================================================
       Fiscal Quarter Ending                             Minimum Ratio
--------------------------------------------------------------------------------
September 30, 1997, December 31, 1997
  and March 31, 1998                                     0.425 to 1.00
--------------------------------------------------------------------------------
June 30, 1998 and thereafter                             0.670 to 1.00
================================================================================



                                   Exhibit A-5

         5. AMENDMENT TO SECTION 6.20. Section 6.20 of the Existing Note Purchase Agreement is hereby amended and restated to read, in its entirety, as follows:

            6.20 CURRENT RATIO.

                  The Company shall not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of the last day of the fiscal quarters of the Company set forth in the table below to be less than the applicable ratio set forth opposite such days.

================================================================================
Fiscal Quarter Ending                                Minimum Ratio
--------------------------------------------------------------------------------
June 30, 1997                                        0.47 to 1.00
--------------------------------------------------------------------------------
September 30, 1997                                   0.42 to 1.00
--------------------------------------------------------------------------------
December 31, 1997                                    0.44 to 1.00
--------------------------------------------------------------------------------
March 31, 1998                                       0.45 to 1.00
--------------------------------------------------------------------------------
June 30, 1998 and thereafter                         1.00 to 1.00
================================================================================


         6. AMENDMENT TO SECTION 6.21. Section 6.21 of the Existing Note Purchase Agreement is hereby amended and restated to read, in its entirety, as follows:

            6.21     MINIMUM CONSOLIDATED TANGIBLE NET WORTH.

                  The Company shall not permit Consolidated Tangible Net Worth at any time during any period set forth in the table below to be less than the applicable amount set forth opposite such period, plus one hundred percent (100%) of Net Securities Proceeds.

================================================================================
                                                          Minimum Consolidated
             Period                                        Tangible Net Worth
--------------------------------------------------------------------------------
June 30, 1997 through September 29, 1997                      $(15,714,000)
--------------------------------------------------------------------------------
September 30, 1997 through December 30, 1997                  $(15,365,000)
--------------------------------------------------------------------------------
December 31, 1997 through March 30, 1998                      $(14,642,000)
--------------------------------------------------------------------------------
March 31, 1998 through May 1, 1998                            $(13,842,000)
--------------------------------------------------------------------------------
May 2, 1998 and thereafter                                    $  5,000,000
================================================================================


                                   Exhibit A-6

         7. AMENDMENT TO SECTION 9.1. Section 9.1 of the Existing Note Purchase Agreement is hereby amended as follows:

         (A) the following defined terms shall be added in their proper alphabetical order:

             ADDITIONAL CAPITALIZED INTEREST AMOUNT -- Section 4.1(b).

             BASE PRINCIPAL AMOUNT -- Section 4.1(b).

             INITIAL CAPITALIZED INTEREST AMOUNT -- Section 4.1(b).

             1997 WARRANT AGREEMENT -- means the Warrant Agreement dated as of August 20, 1997, among the Company and the Existing Noteholders, as amended, and as such agreement may be further amended, supplemented or restated from time to time.

             PERMANENT REDUCTIONS -- means the aggregate of repayments, prepayments and reductions of the Term Loan Facility or the Revolving Credit Facility, as the case may be, as set forth in subsection 2.4 of the Wells Fargo Credit Agreement (other than repayments, prepayments and reductions that do not permanently reduce the Term Loan Facility or commitments to make loans under the Revolving Credit Facility).

             REVOLVING LOAN REDUCTION -- Section 4.2.

         (B) clause (a) of the defined term "Senior Debt" shall be amended and restated in its entirety as follows:

                  (a) the outstanding principal amount of the Wells Fargo Credit Agreement Debt, provided that if the aggregate of such principal so outstanding shall exceed the sum of (i) the Term Loan Facility, in an aggregate amount not exceeding $31,390,000 minus Permanent Reductions plus (ii) the Revolving Credit Facility, in an aggregate amount not exceeding $4,900,000 minus Permanent Reductions, such excess shall not constitute Senior Debt;

         (C) the defined term "Warrant Agreement" shall be amended and restated in its entirety as follows:

                  WARRANT AGREEMENT -- means the collective reference to the 1993 Warrant Agreement, the 1996 Warrant Agreement and the 1997 Warrant Agreement.

         (D) the defined term "Wells Fargo Credit Limit" shall be amended and restated in its entirety as follows:

                  WELLS FARGO CREDIT LIMIT -- means the sum of (a) the Term Loan Facility, in an aggregate amount not exceeding $31,390,000 minus Permanent Reductions plus (b) the Revolving Credit Facility, in an aggregate amount not exceeding $4,900,000 minus Permanent Reductions.

         8. AMENDMENT TO EXHIBIT A. Exhibit A of the Existing Note Purchase Agreement is hereby amended and restated to read in its entirety as set forth in Attachment 1 to this Exhibit A.

                                   Exhibit A-7